Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Acquires Two Additional Dealerships in El Paso, Texas

HOUSTON, January 29, 2018 — Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced the expansion of its business presence in the El Paso, Texas market with the acquisition of two new dealerships. The dealerships are Audi El Paso and Subaru El Paso, and are expected to generate approximately $65 million in annualized revenues.

“We are pleased to expand our dealership footprint in the fast-growing El Paso market and increase our existing partnership with Audi and Subaru,” said Earl J. Hesterberg, Group 1’s president and chief executive officer.

The acquisition expands Group 1’s total representation in El Paso to seven automotive franchises (Audi, BMW, Buick, Ford, GMC, MINI, and Subaru) and one collision center.

ABOUT GROUP 1 AUTOMOTIVE, INC.
Group 1 owns and operates 175 automotive dealerships, 230 franchises, and 48 collision centers in the United States, the United Kingdom and Brazil that offer 32 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Sheila Roth
Manager, Investor Relations
Group 1 Automotive, Inc.
713-647-5741 | sroth@group1auto.com

Media contacts:
Pete DeLongchamps
Senior V.P. Manufacturer Relations, Financial Services and Public Affairs
Group 1 Automotive, Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com